Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Operating Results for the Year

Costa Mesa, Calif., January 29, 2009 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), recorded net income of $701,000, or $0.11 per diluted share, for the year ended December 31, 2008 compared to $3.6 million, or $0.55 per diluted share, in the comparable prior period, a decrease of 70.9% per diluted share.  In the quarter ended December 31, 2008, an other-than-temporary impairment (“OTTI”) charge of $1.3 million, or $0.13 per diluted share (after-tax), was recorded on private label mortgage-backed securities (“MBS”) that the Bank received when it redeemed its shares in the AMF mutual funds in the second quarter of 2008. In the fourth quarter of 2008, the Company recorded net income of $105,000, or $0.02 per diluted share, compared to net income of $662,000, or $0.10 per diluted share, for the fourth quarter of 2007.  All diluted earnings per share amounts have been adjusted to reflect warrants, restricted stock, and stock options outstanding.

Steven R. Gardner, President and Chief Executive Officer, stated, “Even in this challenging environment, our people continue to attract new customers and build the Bank’s franchise.  During 2008, we grew total deposits by 18% while our cost of deposits fell by over 100 basis points.  We continued to improve the diversification of our loan portfolio as our higher yielding owner occupied business loans increased by over $54 million and we reduced lower yielding multi-family loans by over $53 million.  These factors led, in part, to an expansion in the Bank’s net interest margin for the year.”

“We are pleased with our overall credit quality and relatively low level of delinquencies, especially in light of the current climate impacting the California economy and most of our peer financial institutions.  However, given the weak economy, we continue to focus on identifying and addressing credit related matters and maintaining an adequate reserve to absorb any inherent losses in our loan portfolio.  Our capital levels remain strong with Tier 1 leverage and total risk-based capital ratios being 8.92% and 12.01%, respectively at year end; thus exceeding the levels required to be considered well capitalized for regulatory purposes."

Mr. Gardner continued, “Excluding approximately $5 million in non-cash losses, or $0.47 per diluted share, related to the AMF mutual fund investment, the Bank’s operations continued to strengthen during the past year. Earnings per share for 2008 would have been $0.58 per diluted share excluding the loss on the mutual fund securities. ”

Mr. Gardner concluded, “In these difficult times, business owners seek out strong, stable banks as their banking partner: Pacific Premier Bank is that Bank.  Our business bankers consistently deliver extraordinary results, and they have the knowledge and experience to provide local businesses with timely decisions and effective cash management solutions.  We will continue to manage the Bank in a conservative manner for the long term benefit of our investors, customers, employees, and our communities.”

For the three and twelve months ended December 31, 2008, net interest income was $5.4 million and $21.1 million, respectively, compared to $4.6 million and $18.3 million, respectively, for the same periods a year earlier. The increase is predominately attributable to a $1.8 million, or 23.2%, and a $5.8 million, or 18.5%, decrease in interest expense for the three and twelve months ended December 31, 2008, respectively, compared to the same periods in 2007.  The reduction in interest expense for the 2008 periods was primarily due to decreases in deposit expense and borrowing costs of 108 basis points and 81 basis points, respectively, over the same periods in the prior year.  Partially offsetting the decrease in interest expense was a decrease in interest income for the three and twelve months ended December 31, 2008 of $941,000 and $2.9 million, respectively.  The decrease in interest income was primarily attributable to the repricing of our adjustable rate loans downward. Our weighted average loan yield for the quarter ended December 31, 2008 was 6.59%, a decrease of 62 basis points from 7.21% for the same period a year earlier.

The net interest margin for the three and twelve months ended December 31, 2008 was 3.03% and 2.99%, respectively, compared to 2.57% and 2.63%, respectively, for the same periods a year ago.  The increases were primarily attributable to decreases in the average cost of liabilities of 111 basis points and 93 basis points for the three and twelve months ended December 31, 2008, respectively, which was partially offset by a decrease in the average loan yield of 62 basis points and 51 basis points, respectively.  The decreases in average loan yields and average cost of liabilities are primarily attributable to the Federal Reserve interest rate cuts and their effects on the repricing of the Bank’s adjustable loan portfolio, maturing deposits, and short-term borrowings.  As of December 31, 2008, the Bank had $40.0 million in short-term Federal Home Loan Bank (“FHLB”) advances, $109.6 million of certificate of deposits, and $61.7 million of loans that reprice in the next quarter.

The Bank’s provision for loan losses was $558,000 and $2.2 million, for the three and twelve months ended December 31, 2008, respectively, compared to $734,000 and $1.7 million, respectively, for the same periods in 2007.  Net charge-offs in the three and twelve months ended December 31, 2008 were $543,000 and $965,000, respectively, compared to $583,000 and $596,000, respectively, for the same periods ended December 31,  2007. The increase in the provision for the twelve months ended December 31, 2008 is primarily due to increases in the Bank’s loan loss reserve factors and attributable to management’s expectation that, with the weakening economy and the constraints on the financial markets, our borrowers and their businesses and/or the collateral securing our loans could be adversely impacted.

Noninterest income for the three and twelve months ended December 31, 2008 was a loss of $744,000 and $2.2 million, respectively, compared to income of $1.2 million and $6.4 million, respectively, for the same periods ended December 31, 2007.  The decrease in noninterest income for the three months ended December 31, 2008 was primarily due to the Bank taking the aforementioned $1.3 million OTTI charge and a decrease in loan sales compared to the same period in 2007.  For the three and twelve months ended December 31, 2008, loan sales generated zero and $92,000, respectively, as compared to $686,000 and $3.7 million for the comparable periods ending on December 31, 2007.  In addition, the decrease in noninterest income for the twelve months ended December 31, 2008 includes the previously disclosed loss of $3.6 million (pre-tax) from the sale of a mutual fund investment.

Noninterest expenses were $4.0 million and $16.0 million for the three and twelve months ended December 31, 2008, respectively, compared to $4.1 million and $17.2 million, respectively, for the same periods ended December 31, 2007.  The decrease in noninterest expense for the three months ended December 31, 2008 was primarily the result of a decrease in compensation and benefits expense of $327,000 partially offset by an increase in marketing expense of $140,000. The 7.4% decrease in noninterest expense for the year ended December 31, 2008 was the result of decreases in compensation and legal expenses of $1.5 million and $204,000, respectively. Partially offsetting these decreases for the twelve months ending December 31, 2008 were increases in premise and occupancy expenses and other expense of $122,000 and $140,000, respectively, compared to the same periods in the prior year.  The decrease in compensation and benefits for the quarter and the year is attributable to management’s staff reductions, which occurred during the fourth quarter of 2007 and in the first quarter of 2008.  The reductions in staff were in connection with the Bank’s overall lower loan production levels in 2008 as compared to 2007. The number of full-time equivalent employees with the Bank at December 31, 2008 was 93 compared to 105 at December 31, 2007. The decrease in legal expense is primarily due to a lawsuit that was settled in June 2007 that cost the Bank a total of $250,000 in legal and settlement fees during the year of 2007 with no such expense in 2008.

The Company had a tax benefit of $12,000 for the three months ended December 31, 2008 and a tax provision of $33,000 for the twelve months ended December 31, 2008.  For the three and twelve months ended December 31, 2007, the Company had a tax provision of $289,000 and $2.1 million, respectively. The decrease in the tax provision for the three and twelve months ended December 31, 2008 was primarily due to a reduction in income before taxes of $858,000 and $5.0 million, respectively.

Total assets of the Company were $740.0 million as of December 31, 2008, compared to $763.4 million as of December 31, 2007.  The $23.4 million decrease in total assets is primarily due to a decrease in federal funds sold of $24.2 million.

Investment securities available for sale increased $368,000 to $56.6 million as of December 31, 2008, from $56.2 million as of December 31, 2007. The investment securities consist of $148,000 in US Treasuries, $37.9 million in government sponsored entities (“GSE”) MBS, and $23.5 million of private label MBS.  Thirty-five of the private label MBS totaling $2.9 million with a market value of $1.6 million are rated below investment grade, which is a rating of “BB” or less. All of these non-investment grade MBS were received when the Bank redeemed its shares in the AMF mutual funds and received a pro rata distribution of the securities held by the funds.  In addition, $32.5 million of the GSE securities have been pledged as collateral for the Bank’s $28.5 million of reverse repurchase agreements.

Net loans, including loans held for sale, increased $275,000 to $623.1 million as of December 31, 2008, compared to December 31, 2007.  The increase is primarily due to loan originations and loan purchases of $92.5 million and $67.6 million, respectively, during the period.  Partially offsetting the loan originations and loan purchases were loan payoffs and a loan sale consisting primarily of multi-family loans of $126.8 million and $6.2 million, respectively.

The Bank’s allowance for loan losses increased $1.3 million, or 27.9%, to $5.9 million as of December 31, 2008, from $4.6 million as of December 31, 2007.   The increase in the allowance for loan losses was primarily due to increases in the Bank’s loss factors for loans due to the worsening economy.  Net nonaccrual loans and other real estate owned were $5.2 million and $37,000, respectively, at December 31, 2008, compared to $4.2 million and $711,000, respectively, as of December 31, 2007.  The allowance for loan losses as a percent of nonaccrual loans was 113% and 110% as of December 31, 2008 and December 31, 2007, respectively.  The ratio of nonperforming assets to total assets at December 31, 2008 was 0.71%, compared to 0.64% at December 31, 2007.  The non-performing loans consist of a $2.6 million land loan, $637,000 in single-family mortgage loans, $988,000 in commercial real estate loans, and $1.0 million in SBA loans.

Total deposits were $457.1 million as of December 31, 2008, compared to $386.7 million at December 31, 2007, an annualized increase of 18.2%.   The increase in deposits was comprised of an increase of $84.2 million in retail certificate of deposits, which were partially offset by decreases in transaction accounts and broker certificates of deposits of $1.0 million and $12.8 million, respectively. The cost of deposits as of December 31, 2008 was 3.29%, compared to 4.30% at December 31, 2007.

At December 31, 2008, total borrowings of the Company amounted to $220.2 million, an $88.1 million, or 28.6%, decrease from December 31, 2007.  Borrowings were comprised of $178.0 million of FHLB term borrowings, $3.4 million in FHLB overnight advances, $28.5 million of reverse repurchase agreements, and $10.3 million of subordinated debentures, which were used to fund the issuance of trust preferred securities.  The total cost of the Company’s borrowings and deposits at December 31, 2008 was 3.46%, compared to 4.52% at December 31, 2007.

Total equity was $57.5 million as of December 31, 2008, compared to $60.7 million at December 31, 2007, a decrease of $3.2 million, or 5.3%.  The decrease in equity is primarily due to the repurchase and retirement of 259,704 shares of common stock at a cost of $2.1 million, or at an average cost of $7.96 per share, and the decrease in accumulated adjustment to stockholder equity of $2.1 million due to the temporary decrease in value of the Bank’s investment portfolio.

The Bank’s tier 1 leverage capital, total risk-based capital, and tier 1 risked-based capital ratios at December 31, 2008 were 8.92%, 12.01%, and 11.04%, respectively.  The regulators’ minimum qualifying ratios for banks to be considered well capitalized are 5.00%, 10.00%, and 6.00% for tier 1 leverage capital, total risk-based capital, and tier 1 risked-based capital, respectively.

The Company owns all of the capital stock of the Bank.  The Company provides business and consumer banking products to its customers through our six full-service depository branches in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa and Newport Beach.  At December 31, 2008, the Bank had total assets of $735.1 million, net loans of $623.1 million, total deposits of $457.9 million, and total stockholders’ equity of $62.4 million.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties.  These include, but are not limited to, the following risks:  changes in the performance of the financial markets; changes in the demand for and market acceptance of the Company's products and services; changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing; the effect of the Company's policies; the continued availability of adequate funding sources; and  various legal, regulatory and litigation risks.

Contact:

Pacific Premier Bancorp, Inc.

Steven R.  Gardner
President/CEO
714.431.4000

John Shindler
Executive Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(In thousands)

	December 31,	December 31,
	2008	2007
ASSETS	(Unaudited)	(Audited)
Cash and due from banks	$8,181	$8,307
Federal funds sold	1,526	25,714
Cash and cash equivalents	9,707	34,021
Investment securities available for sale	56,606	56,238
Federal Reserve and Federal Home Loan Bank stock, at cost	14,330	16,804
Loans held for sale	668	749
Loans held for investment, net of allowance for loan losses of $5,881 in 2008 and $4,598 in 2007	622,470	622,114
Accrued interest receivable	3,627	3,995
Other real estate owned	37	711
Premises and equipment	9,588	9,470
Income taxes receivable	-	524
Deferred income taxes	10,504	6,754
Bank owned life insurance	11,395	10,869
Other assets	1,024	1,171
Total assets	$739,956	$763,420
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts
Transaction accounts	$88,296	$89,311
Retail certificates of deposit	341,741	257,515
Wholesale/brokered certificates of deposit	27,091	39,909
Total deposits	457,128	386,735
Other borrowings	209,900	297,965
Subordinated debentures	10,310	10,310
Accrued expenses and other liabilities	5,070	7,660
Total liabilities	682,408	702,670
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value	48	53
Additional paid-in capital	64,680	66,417
Accumulated deficit	(4,304)	(5,012)
Accumulated other comprehensive loss, net of tax	(2,876)	(708)
Total stockholders’ equity	57,548	60,750
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$739,956	$763,420

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENT
UNAUDITED (In thousands, except per share data)

	Three Months Ended		Twelve Months Ended

	December 31,	December 31,	December 31,	December 31,
INTEREST INCOME:	2008	2007	2008	2007
Loans	$10,467	$11,383	$42,101	$45,272
Other interest-earning assets	1,009	1,034	4,421	4,160
Total interest income	11,476	12,417	46,522	49,432
INTEREST EXPENSE:
Interest on transaction accounts	274	435	1,448	1,773
Interest on retail certificates of deposit	3,107	3,323	11,936	12,229
Interest on wholesale/brokered certificates of deposit	222	505	1,069	1,619
Total deposit interest expense	3,603	4,263	14,453	15,621
Other borrowings	2,256	3,399	10,302	14,723
Subordinated debentures	186	205	649	822
Total interest expense	6,045	7,867	25,404	31,166
NET INTEREST INCOME	5,431	4,550	21,118	18,266
PROVISION FOR LOAN LOSSES	558	734	2,241	1,651
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,873	3,816	18,877	16,615
NONINTEREST INCOME:
Loan servicing fee income	156	200	989	1,056
Bank and other fee income	177	156	601	619
Net gain from loan sales	-	686	92	3,720
Net (loss) from investment securities	(1,300)	-	(4,886)	-
Other income	223	198	1,032	964
Total noninterest (loss)/income	(744)	1,240	(2,172)	6,359
NONINTEREST EXPENSE:
Compensation and benefits	2,124	2,451	8,986	10,479
Premises and occupancy	697	598	2,529	2,407
Data processing	165	128	570	512
Net loss/(gain) on foreclosed real estate	41	(17)	114	42
Legal and audit expense	137	104	602	806
Marketing expense	287	147	781	713
Office and postage expense	97	85	344	384
Other expense	488	609	2,045	1,905
Total noninterest expense	4,036	4,105	15,971	17,248
NET INCOME BEFORE TAXES	93	951	734	5,726
(BENEFIT)/PROVISION FOR INCOME TAXES	(12)	289	33	2,107
NET INCOME	$105	$662	$701	$3,619

Basic Average Shares Outstanding	4,903,607	5,163,488	4,948,359	5,189,104
Basic Earnings per Share	$0.02	$0.13	$0.14	$0.70

Diluted Average Shares Outstanding	6,096,023	6,437,233	6,210,387	6,524,753
Diluted Earnings per Share	$0.02	$0.10	$0.11	$0.55

PACIFIC PREMIER BANCORP AND SUBSIDIARY
STATISTICAL INFORMATION
UNAUDITED (In thousands)
	As of	As of
	December 31, 2008	December 31, 2007
Asset Quality:
Non-accrual loans	$5,200	$4,193
Other Real Estate Owned	$37	$711
Nonperforming assets	$5,237	$4,904
Net charge-offs for the period ended	$543	$583
Net charge-offs for the year ended	$965	$596
Allowance for loan losses	$5,881	$4,598
Net charge-offs for quarter to average loans, annualized	0.34%	0.37%
Net non-accrual loans to total loans	0.83%	0.67%
Net non-accrual loans to total assets	0.70%	0.55%
Net non-performing assets to total assets	0.71%	0.64%
Allowance for loan losses to total loans	0.94%	0.73%
Allowance for loan losses to non-accrual loans	113.10%	109.66%

Average Balance Sheet: for the Quarter ended
Total assets	$749,776	$746,424
Loans	$635,228	$631,229
Deposits	$436,303	$389,339
Borrowings	$237,946	$277,653
Subordinated debentures	$10,310	$10,310

Share Data:
Basic book value	$11.74	$11.77
Diluted book value	$9.60	$9.69
Closing stock price	$4.00	$6.91

Pacific Premier Bank Capital:
Tier 1 leverage capital	$66,890	$65,275
Tier 1 leverage capital ratio	8.92%	8.82%
Total risk-based capital ratio	12.01%	11.47%

Loan Portfolio
Real estate loans:
Multi-family	$287,592	$341,263
Commercial	163,428	147,523
Construction - Multi-family	2,733	2,048
One-to-four family	9,925	13,080
Business loans:
Commercial Owner Occupied	112,406	57,614
Commercial and Industrial	43,235	50,992
SBA loans	4,942	14,264
Other loans	4,474	64
Total gross loans	$628,735	$626,849

	Twelve Months Ended	Twelve Months Ended
	December 31, 2008	December 31, 2007
Profitability and Productivity:
Return on average assets	0.09%	0.50%
Return on average equity	1.19%	6.03%
Net interest margin	2.99%	2.63%
Non-interest expense to total assets	2.16%	2.26%
Efficiency ratio	83.70%	69.87%